As filed with the U.S. Securities and Exchange Commission on February 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNAVAX TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0728374
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2100 Powell Street, Suite 900

Emeryville, California 94608

(Address of principal executive offices) (Zip code)

Dynavax Technologies Corporation 2021 Inducement Award Plan

(Full title of the plan)

Steven N. Gersten

Senior Vice President, General Counsel

Dynavax Technologies Corporation

2100 Powell Street, Suite 900

Emeryville, California 94608

(510) 848-5100

(Name, Address, Including Zip code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven M. Przesmicki, Esq.

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

(858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,500,000	$9.97- $11.15	$15,229,500	$1,661.54

(1)

This Registration Statement registers the offer and sale of an aggregate of 1,500,000 shares of common stock of Dynavax Technologies Corporation (the “Company”), par value $0.001 per share (the “Common Stock”), that are issuable under the Company’s 2021 Inducement Award Plan (the “Inducement Plan”).

(2)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(3)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) the weighted average exercise price for the shares of Common Stock subject to outstanding options granted under the Inducement Plan as of the date of this Registration Statement and (b) the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on February 22, 2021, which date is within five business days prior to filing this Registration Statement. The chart below details the calculations of the registration fee:

Securities	Number of Shares of Common Stock	Offering Price Per Share		Aggregate Offering Price/Registration Fee
Common Stock, par value $0.001 per share, issuable upon the exercise of outstanding options granted under the Inducement Plan	232,500	$11.15	(3)(a)	$2,592,525.00
Common Stock, par value $0.001 per share, reserved for future grant under the Inducement Plan	1,267,500	$9.97	(3)(b)	$12,636,975.00
Proposed Maximum Aggregate Offering Price:				$15,229,500.00
Registration Fee:				$1,661.54

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participants in the plan set forth herein, as specified by Rule 428(b)(1). Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 25, 2021;

•	the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 7, 2021, January 12, 2021, January 21, 2021 and February 1, 2021; and

•

the description of the Registrant’s common stock which is contained in the Registrant’s registration statement on Form on  Form 8-A (SEC No. 000-50577), filed with the SEC on February 6, 2004, and any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.Description of Securities

Not applicable.

ITEM 5.Interests of Named Experts and Counsel

Not applicable.

ITEM 6.Indemnification of Directors and Officers

Under Section 145 of the Delaware Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

Our certificate of incorporation and bylaws include provisions which (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware Law and (ii) require us to indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and executive officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or the best interests of our stockholders, for any transaction from which the director derived an improper personal benefit, and any act related to unlawful stock repurchases, redemptions or other distribution or payments of dividends. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

We have entered into indemnity agreements with our directors and certain of our executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was one of our directors or executive officers, provided, among other things, that such person’s conduct was not knowingly fraudulent or deliberately dishonest or constituted willful misconduct. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any executive officer or director.

We maintain an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The underwriting agreement, if any, entered into with respect to an offering of securities registered hereunder will provide for indemnification by any underwriters of any offering, our directors and officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 7.Exemption from Registration Claimed

Not applicable.

ITEM 8.Exhibits

		Incorporation by Reference
Exhibit		Exhibit
Number	Description	Number	Filing	Filing Date	File No.
4.1	Sixth Amended and Restated Certificate of Incorporation	3.1	S-1/A	February 5, 2004	333-109965
4.2	Amended and Restated Bylaws	3.8	10-Q	November 6, 2018	001-34207
4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation	3.1	8-K	January 4, 2010	001-34207
4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation	3.1	8-K	January 5, 2011	001-34207
4.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation	3.6	8-K	May 30, 2013	001-34207
4.6	Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation	3.1	8-K	November 10, 2014	001-34207
4.7	Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation	3.1	8-K	June 2, 2017	001-34207
4.8	Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation	3.1	8-K	July 31, 2017	001-34207
4.9	Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation	3.1	8-K	May 29, 2020	001-34207
4.10	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock	3.1	8-K	August 8, 2019	001-34207
4.11	Form of Specimen Common Stock Certificate	4.2	S-1/A	January 16, 2004	333-109965
4.12	Form of Warrant to Purchase Common Stock	4.1	8-K	August 8, 2019	001-34207
5.1	Opinion of Cooley LLP				X
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of Cooley LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1	Dynavax Technologies Corporation 2021 Inducement Award Plan, Form of Stock Option Grant Notice, Option Agreement, Form of Restricted Stock Grant Notice and Restricted Stock Unit Award Agreement.	10.1	8-K	January 12, 2021	001-34207

ITEM 9.Undertakings

1.	The undersigned registrant hereby undertakes:

(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on this 25th day of February, 2021.

DYANVAX TECHNOLOGIES CORPORATION

By:	/s/ RYAN SPENCER
Ryan Spencer
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below does hereby constitute and appoint Ryan Spencer and Steven N. Gersten, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RYAN SPENCER	Chief Executive Officer and Director	February 25, 2021
Ryan Spencer	(Principal Executive Officer)

/s/ MICHAEL OSTRACH	Senior Vice President, Chief Financial Officer and Chief Business Officer	February 25, 2021
Michael Ostrach	(Principal Financial Officer)

/s/ JUSTIN BURGESS	Controller	February 25, 2021
Justin Burgess	(Principal Accounting Officer)

/s/ ANDREW HACK		February 25, 2021
Andrew Hack, M.D., Ph.D.	Director

/s/ FRANCIS R. CANO		February 25, 2021
Francis R. Cano, Ph.D.	Director

/s/ JULIE EASTLAND		February 25, 2021
Julie Eastland	Director

/s/ DANIEL L. KISNER		February 25, 2021
Daniel L. Kisner, M.D.	Director

/s/ BRENT MACGREGOR		February 25, 2021
Brent MacGregor	Director

/s/ PETER PARADISO		February 25, 2021
Peter Paradiso, Ph.D.	Director

/s/ PEGGY V. PHILLIPS		February 25, 2021
Peggy V. Phillips	Director

/s/ NATALE S. RICCIARDI		February 25, 2021
Natale S. Ricciardi	Director